Exhibit 99.1

Contacts:
S. Olav Carlsen	Kristine Mozes
PortalPlayer, Inc.	Mozes Communications LLC
(408) 521-7000	(781) 652-8875

PortalPlayer, Inc. Withdraws Previously Announced Follow-on Offering

Company Increases Q4 2005 Earnings Per Share Guidance

SAN JOSE, Calif. – November 10, 2005 – PortalPlayer, Inc (NASDAQ: PLAY), a leading supplier of advanced semiconductor, firmware and software solutions for the personal media player market, today announced that it has withdrawn the follow-on offering it announced on October 24, 2005. PortalPlayer’s management and Board of Directors believe that the current stock price does not reflect the company’s market opportunity and future growth prospects for the business and have therefore decided to withdraw the current S-1 filing. The company’s underlying strategy and execution plan remain on-track and unchanged.

“There are three elements to our current growth strategy,” said Gary Johnson, president and chief executive officer of PortalPlayer. First, our relationships with our leading customers remain strong, as evidenced by the announcement of two dynamic market expanding products that have just begun to roll out to the market. We believe we are well positioned for the year ahead with these customers. Second, our organic growth and diversification strategy is on track, and we expect an additional major market segment for our products to be introduced in the first quarter of 2006. Third, we continue to evaluate smaller targeted acquisitions that support our core business strategy and diversification objectives using today’s strong balance sheet. We will evaluate financing options again in the future to potentially accelerate these diversification and acquisition strategies, taking into consideration at that time our balance sheet and market conditions,” said Mr. Johnson.

In light of the withdrawn S-1 filing, the company now expects its GAAP net income per diluted share for the fourth quarter to be in the range of $0.37 to $0.47, on 26.2 million weighted average shares outstanding. Excluding the effects of non-cash stock compensation charges of $600,000 to $800,000, the company expects non–GAAP net income per diluted share to be in the range of $0.40 to $0.50. This compares with the company’s previous guidance of GAAP net income per diluted share in the range of $0.34 to $0.43 on 28.5 million weighted average shares outstanding, and non-GAAP net income per diluted share in the range of $0.37 to $0.46, which excludes the same compensation charges as noted above.

About PortalPlayer

PortalPlayer develops semiconductor, firmware and software platforms for personal multimedia players that empower consumers to easily purchase, rent, manage, listen to and watch large amounts of digital music, photos and video content. PortalPlayer is headquartered in San Jose, Calif., with offices in Kirkland, Wash., and Hyderabad, India. For more information, visit www.portalplayer.com.

Safe Harbor Statement

Except for the historical information contained herein, the statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements as to the company’s relationships with its customers, its products and their impact on the market, the company’s belief that it is well positioned for the year ahead, its diversification strategy and its expectation regarding an additional major market segment in the first quarter of 2006, its intent to continue with its plan of considering smaller targeted acquisitions that support its business diversification objectives, its intent to continue to evaluate various financing options, and its expectations regarding future financial results, including GAAP net income per diluted share for the fourth quarter, non-GAAP net income per diluted share, and weighted average shares outstanding and non-cash stock compensation charges. Words such as “intends,” “expect,” “believe,” “anticipates,” “going forward,” “plans,” “will,” “prepare,” “increases,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements. These risks and uncertainties include, but are not limited to, the growth of the market for personal media players, cancellation or reduction of orders, component shortages, successful development of new platforms and other products, market acceptance of our products and technologies, delays in product introductions, product defects, decreases in average selling prices, impact of technological advances, our ability to compete and other risks detailed in our SEC filings, including our Form 10-Q for the quarter ended September 30, 2005. These forward-looking statements speak only as of the date hereof. PortalPlayer disclaims any intent or obligation to update these forward-looking statements.

PortalPlayer and the PortalPlayer logo are trademarks of PortalPlayer, Inc. All other trademarks or registered trademarks are the property of their respective owners.

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